Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cornerstone Bancorp, Inc.

We consent to the use in the Registration Statement on Form S-4 of NewAlliance Bancshares, Inc. (related to the merger between NewAlliance Bancshares, Inc. and Cornerstone Bancorp, Inc.) of our report dated March 16, 2005, on the consolidated statements of condition of Cornerstone Bancorp, Inc. as of December 31, 2004 and 2003, and the related statements of income, shareholders’ equity, and cash flows for the years then ended, and to the references to our firm under the headings "Experts" in the Prospectus.

/s/ KPMG LLP

KPMG LLP
Stamford, Connecticut
June 6, 2005